Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-254372) pertaining to the JOANN Inc. 2021 Equity Incentive Plan, the JOANN Inc. 2021 Employee Stock Purchase Plan and the Stock Option Plan of Jo-Ann Stores Holdings Inc., dated October 16, 2012 of our reports dated March 18, 2022, with respect to the consolidated financial statements of JOANN Inc., included in this Annual Report (Form 10-K) for the year ended January 29, 2022.

/s/ Ernst & Young LLP

Cleveland, Ohio

March 18, 2022